Exhibit 99.1
For further information:
Media Contact:
Amy Yuhn
Director of Communications
312-564-1378
ayuhn@theprivatebank.com
Investor Relations Contact:
Katie Manzel
Investor Relations Officer
312-564-6818
kmanzel@theprivatebank.com
For Immediate Release
PrivateBancorp Reports First Quarter 2009 Results
PrivateBancorp reports first quarterly profit since launch of the Strategic Growth Plan
•	Net revenue grew 23 percent over the fourth quarter to $88.3 million

•	Client deposits increased $920.6 million or 15 percent from the fourth quarter

•	Loans grew by $446.8 million or 6 percent from the fourth quarter

•	Efficiency ratio improved to 65.8 percent from 76.6 percent in the fourth quarter

•	Loan loss reserves increased to $127.0 million and the coverage ratio increased to 1.50 percent
          CHICAGO, April 27, 2009 — PrivateBancorp, Inc. (NASDAQ: PVTB) today reported net income of $4.8 million, or $0.14 per diluted share, for the first quarter ended March 31, 2009, compared with a net loss of $9.3 million, or $0.34 per diluted share, for the first quarter 2008.
          “We are pleased with our first quarter results, especially given the continued economic pressures,” said Larry D. Richman, President and Chief Executive Officer, PrivateBancorp, Inc. “We believe we are making steady progress toward achieving the operating performance expected from the investments made as part of our Strategic Growth Plan. For the second quarter in a row, we saw strong client acquisition and increased client deposit growth, a clear signal that we are building those strong, deep client relationships. We are fully aware that 2009 will continue to present economic challenges, particularly related to credit quality, and we will continue to manage our business prudently.”
Balance Sheet
          Total assets increased to $10.4 billion at March 31, 2009, from $6.0 billion at March 31, 2008, and $10.0 billion at December 31, 2008. Total loans increased $446.8 million to $8.5 billion at March 31, 2009, from $5.1 billion at March 31, 2008 and $8.0 billion at December 31, 2008. Commercial loans increased to 52 percent of the Company’s total loans at the end of the first quarter 2009 from 36 percent of total loans at March 31, 2008, and 49 percent of total loans at December 31, 2008. Commercial real estate loans decreased to 28 percent of total loans at the end of the first quarter 2009, compared to 39 percent of total loans at the end of the first quarter 2008, and 30 percent of the Company’s total loans at the end of the fourth quarter 2008.
          Total deposits were $7.8 billion at March 31, 2009, compared to $5.0 billion at March 31, 2008, and $8.0 billion at December 31, 2008. Client deposits increased to $6.9 billion at March 31, 2009, from $3.7 billion at March 31, 2008, and $6.0 billion at December 31, 2008. Client deposits at March 31, 2009, includes $865.7 million in client CDARS® deposits. Brokered deposits (excluding client CDARS) decreased to 11 percent of total deposits in the first quarter 2009, from 26 percent of total deposits as of March 31, 2008, and 25 percent of total deposits at the end of the fourth quarter 2008.
          Funds borrowed, which include federal funds purchased, FHLB advances, trust preferred securities, borrowings under the Company’s various credit facilities, and convertible senior notes, was $1.5 billion at March 31, 2009, up from $458.7 million at March 31, 2008, and $1.3 billion at December 31, 2008.
          The Company’s investment securities portfolio was $1.4 billion at March 31, 2009, compared to $589.0 million at March 31, 2008 and $1.5 billion at December 31, 2008. Net unrealized gains were $54.2 million, compared to $14.0 million at the end of the first quarter 2008, and $44.2 million at the end of the fourth quarter 2008. The Company’s securities portfolio is primarily comprised of U.S. government agency backed mortgage pools, agency collateralized mortgage obligations, and investment grade municipal bonds.
Net Revenue Growth

          Net revenue grew to $88.3 million in the first quarter 2009, from $45.5 million in the first quarter 2008, and $71.7 million in the fourth quarter 2008. Despite lower interest income due to declining interest rates, net interest income improved to $63.9 million in the first quarter 2009, up from $36.0 million for the first quarter 2008, and from $59.2 million in the fourth quarter 2008. Net interest margin (on a tax equivalent basis) was 2.68 percent, compared to 2.88 percent for the first quarter 2008, and 2.62 percent in the fourth quarter 2008. Net interest margin improved over the fourth quarter due to more favorable loan spreads, strong client deposit growth that reduced the Company’s reliance on more expensive brokered funds and lower cost of borrowed funds.
          Non-interest income, excluding securities gains and losses, was $22.8 million in the first quarter 2009, compared to $7.7 million in the first quarter 2008, and $12.4 million in the fourth quarter 2008. Capital markets income grew to $11.2 million, compared with $391,000 in the first quarter 2008 and $4.8 million in the fourth quarter 2008, as clients increased their use of derivatives for interest rate management. Mortgage banking income increased to $2.2 million in the first quarter 2009, compared to $1.5 million at the end of the first quarter 2008, and $622,000 at the end of the fourth quarter 2008. Treasury management income was $1.6 million in the first quarter 2009 compared to $184,000 in the first quarter 2008, and $1.1 million in the fourth quarter 2008. Banking and other services income increased to $3.6 million in the first quarter 2009, compared to $746,000 in the first quarter 2008, and $1.3 million in the fourth quarter 2008, due to an increase in letter of credit fees and transaction-related fees.
          The PrivateWealth Group’s fee revenue was down in the first quarter 2009 to $3.8 million, compared to $4.4 million in the first quarter 2008, and $4.1 million in the fourth quarter 2008. The PrivateWealth Group’s assets under management declined slightly to $3.2 billion at March 31, 2009, compared with $3.3 billion at March 31, 2008, and December 31, 2008. The Company continues to see net additions to new and existing accounts offsetting declines in assets under management due to market performance.

Credit Quality
          The first quarter 2009 provision for loan losses was $17.8 million, compared to $17.1 million in the first quarter 2008. The provision for loan losses in the fourth quarter 2008 was $119.3 million, when the Company recorded $108.8 million in net charge-offs and $10.5 million in additional provision for loan losses primarily related to growth in the loan portfolio.
          The allowance for loan losses as a percentage of total loans was 1.50 percent at March 31, 2009, compared with 1.21 percent at March 31, 2008, and 1.40 percent at December 31, 2008. Charge-offs were $7.0 million, offset by recoveries of $3.6 million.
          The Company had $191.6 million in total non-performing assets at March 31, 2009, compared to $65.9 million at March 31, 2008, and $155.7 million at December 31, 2008, reflecting a weakening credit environment. Non-performing assets to total assets were 1.85 percent at March 31, 2009, compared to 1.10 percent at March 31, 2008, and 1.55 percent at December 31, 2008.
          During the first quarter, a portion of the Company’s clients were significantly impacted by the challenging economic environment. Higher non-performing assets were driven largely by weakness in the commercial real estate sector in most of the Company’s markets. Problem loans and stress in the portfolio led to an increase in the allowance for loan losses.
Expenses
          Non-interest expense was $58.1 million in the first quarter, compared to $42.9 million in the first quarter 2008 and $54.9 million in the fourth quarter 2008. The increase over the first quarter 2008 reflects the ongoing investment in the Strategic Growth Plan throughout the year. The increase over the fourth quarter 2008 includes the timing of payroll taxes, incentive compensation accruals, and additional revenue-based compensation. The occupancy expense increase reflected the need for additional office space in downtown Chicago. Insurance costs were higher due to increased FDIC assessments incurred in the first quarter 2009. Net foreclosed properties fees and professional fees were lower in the first quarter 2009 compared to fourth quarter 2008 as these fee levels were directly related to credit actions taken in the fourth quarter of 2008.
          The efficiency ratio improved to 65.8 percent in the first quarter 2009 from 94.4 percent in the first quarter 2008 and 76.6 percent in the fourth quarter 2008.

Capital Resources and Tangible Common Equity
          As of March 31, 2009, the Company had total risk-based capital at 12.63 percent and Tier 1 risk-based capital ratio at 10.13 percent, exceeding the well-capitalized thresholds of 10 percent and 6 percent, respectively.
          The Company’s tangible common equity ratio at March 31, 2009, was 4.58 percent, not including the impact of the previously announced intent by GTCR to convert its preferred shares to non-voting common shares. As described in our preliminary proxy statement filed with the SEC on April 21, 2009, shareholders are being asked to approve an amendment to our Certificate of Incorporation to revise the terms of the existing preferred GTCR owns and create a new class of non-voting common stock.
About PrivateBancorp, Inc.
          PrivateBancorp, Inc. is a growing diversified financial services company with 23 offices in nine states and $10.4 billion in assets as of March 31, 2009. Through its subsidiaries, PrivateBancorp delivers customized business and personal financial services to middle-market commercial and commercial real estate companies, as well as business owners, executives, entrepreneurs and wealthy families. Additional information can be found in the Investor Relations section of PrivateBancorp, Inc.’s website at www.theprivatebank.com.
Forward-Looking Statements: Statements contained in this news release that are not historical facts may constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, unforeseen difficulties and higher than expected costs associated with the continued implementation of our Strategic Growth Plan, fluctuations in market rates of interest and loan and deposit pricing in the Company’s market areas; the effect of continued margin pressure on the Company’s earnings; further deterioration in asset quality; the failure to obtain on terms acceptable to us, or at all, the capital necessary to fund our growth and maintain our regulatory capital ratios above the “well-capitalized” threshold; the need to continue to increase our allowance for loan losses; additional charges related to asset impairments; insufficient liquidity/funding sources or the inability to obtain on terms acceptable to the Company the funding necessary to fund its loan growth; legislative or regulatory changes, particularly changes in the regulation of financial services companies and/or the products and services offered by financial services companies; unforeseen difficulties relating to the mergers and integrations of subsidiary banks; adverse developments in the Company’s loan or investment portfolios; slower than anticipated growth of the Company’s business or unanticipated business declines, including as a result of continual negative economic conditions; competition; unforeseen difficulties in integrating new hires; failure to improve operating efficiencies through expense controls; and the possible dilutive effect of potential acquisitions, expansion or future capital raises.

These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update publicly any of these statements in light of future events unless required under the federal securities laws.
Editor’s Note: Financial highlights attached.

PrivateBancorp, Inc.
Quarterly Consolidated Income Statements
(Amounts in thousands except per share data)
(Unaudited)

	1Q09	4Q08	3Q08	2Q08	1Q08
Interest Income
Loans, including fees	$92,944	$107,370	$99,408	$84,231	$76,113
Federal funds sold and other short-term investments	288	488	217	207	246
Securities:
Taxable	14,546	10,754	8,161	5,456	4,286
Exempt from Federal income taxes	1,852	2,025	2,027	2,181	2,244

Total Interest Income	109,630	120,637	109,813	92,075	82,889

Interest Expense
Interest-bearing deposits	399	285	383	425	422
Savings deposits and money market accounts	6,564	11,579	12,785	11,303	13,221
Brokered and other time deposits	26,884	36,405	33,598	29,950	26,358
Short-term borrowings	2,988	3,416	3,511	2,751	3,110
Long-term debt	8,915	9,805	6,957	4,918	3,821

Total interest expense	45,750	61,490	57,234	49,347	46,932
Net interest income	63,880	59,147	52,579	42,728	35,957
Provision for loan losses	17,805	119,250	30,173	23,024	17,133

Net Interest Income after provision for loan losses	46,075	(60,103)	22,406	19,704	18,824

Non-interest Income
The PrivateWealth Group	3,794	4,140	4,059	4,350	4,419
Mortgage banking	2,175	622	776	997	1,530
Capital markets products	11,233	4,767	3,932	1,959	391
Treasury management	1,605	1,086	600	279	184
Bank owned life insurance	389	501	439	437	432
Banking and other services	3,594	1,297	1,728	1,119	746
Net securities gains (losses)	772	(770)	180	286	814

Total Non-interest Income	23,562	11,643	11,714	9,427	8,516

Non-interest Expense
Salaries and employee benefits	35,121	28,219	28,895	31,817	27,749
Net occupancy expense	6,041	4,543	4,364	4,338	3,845
Technology and related costs	1,632	1,634	1,554	1,168	1,220
Marketing	1,842	2,781	2,083	2,700	2,828
Professional fees	4,260	5,766	3,374	5,005	2,311
Investment manager expenses	609	690	829	812	968
Net foreclosed property expenses	444	4,605	458	597	558
Supplies and printing	342	405	275	371	350
Postage, telephone, and delivery	581	563	575	546	541
Insurance	3,832	2,341	2,460	1,627	870
Amortization of intangibles	329	267	241	422	234
Other non-interest expense	3,024	3,089	1,977	1,804	1,458

Total Non-interest Expense	58,057	54,903	47,085	51,207	42,932

Income (Loss) Before Income Taxes	11,580	(103,363)	(12,965)	(22,076)	(15,592)
Income tax provision (benefit)	4,409	(40,783)	(5,430)	(8,642)	(6,502)

Net income (loss)	$7,171	$(62,580)	$(7,535)	$(13,434)	$(9,090)
Net income attributable to noncontrolling interests	60	53	86	101	68

Net income (loss) attributable to controlling interests	$7,111	$(62,633)	$(7,621)	$(13,535)	$(9,158)

Preferred stock dividends and discount accretion	2,270	146	146	146	107

Net income (loss) available to Common Stockholders	$4,841	$(62,779)	$(7,767)	$(13,681)	$(9,265)

Net Earnings per Common Share Data
Basic	$0.15	$(1.98)	$(0.25)	(0.49)	(0.34)
Diluted	$0.14	$(1.98)	$(0.25)	$(0.49)	$(0.34)
Dividends	$0.01	$0.075	$0.075	$0.075	$0.075
Weighted Average Common Shares Outstanding	32,030	31,733	31,634	27,914	26,886
Diluted Average Common Shares Outstanding	34,304	31,733	31,634	27,914	26,886

Note 1: Certain reclassifications have been made to prior period financial statements to place them on a basis comparable with the current period financial statements.

Note 2: Diluted shares are equal to Basic shares for the first, second, third and fourth quarter 2008 due to the net loss. The calculation of diluted earnings per share during those periods results in anti-dilution.

Note 3: All periods have been restated to reflect the adoption of FSP APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).”

PrivateBancorp, Inc.
Consolidated Balance Sheets
(dollars in thousands)

	03/31/09	12/31/08	09/30/08	06/30/08	03/31/08
	unaudited	unaudited	unaudited	unaudited	unaudited
Assets
Cash and due from banks	$96,712	$131,848	$76,314	$76,924	$54,576
Fed funds sold and other short-term investments	83,626	98,387	363,991	41,034	22,226
Mortgages held for sale	11,298	17,082	6,736	10,988	9,659
Securities available-for-sale, at fair value	1,385,244	1,425,564	899,301	712,158	575,798
Non-marketable equity investments	28,035	27,213	18,958	13,807	13,157
Loans net of unearned fees	8,483,641	8,036,807	7,441,137	6,417,026	5,136,066
Allowance for loan losses	(127,011)	(112,672)	(102,223)	(79,021)	(61,974)

Net loans	8,356,630	7,924,135	7,338,914	6,338,005	5,074,092

Other real estate owned	28,703	23,823	18,465	14,579	19,346
Premises, furniture, and equipment, net	33,179	34,201	29,650	27,513	26,356
Accrued interest receivable	30,627	34,282	32,466	27,809	25,287
Investment in bank owned life insurance	46,327	45,938	45,438	44,999	44,561
Goodwill	95,045	95,045	95,045	95,045	93,341
Derivative assets	91,785	74,570	10,976	5,342	6,633
Other assets	88,503	108,449	74,988	70,295	48,026

Total assets	$10,375,714	$10,040,537	$9,011,242	$7,478,498	$6,013,058

Liabilities
Demand deposits:
Non-interest bearing	$954,311	$711,693	$601,653	$548,710	$341,779
Interest bearing	428,529	232,099	164,318	164,541	159,003
Savings and money market deposit accounts	3,021,268	2,798,882	2,407,641	2,086,929	1,663,275
Brokered deposits	1,740,960	2,654,768	2,749,735	1,889,401	1,396,930
Other time deposits	1,671,520	1,599,014	1,526,601	1,466,369	1,453,479

Total deposits	7,816,588	7,996,456	7,449,948	6,155,950	5,014,466

Short-term borrowings	834,466	654,765	312,490	194,490	191,623
Long-term debt	710,793	618,793	523,792	418,784	267,036
Accrued interest payable	23,775	37,623	32,121	30,007	17,636
Derivative liabilities	89,482	76,068	11,788	5,342	6,633
Other liabilities	34,382	51,266	40,372	27,543	21,435

Total Liabilities	9,509,486	9,434,971	8,370,511	6,832,116	5,518,829

Stockholders’ Equity
Preferred stock	294,546	58,070	58,070	58,070	41,000
Common stock	32,543	32,468	32,147	31,944	27,289
Treasury stock	(17,338)	(17,285)	(15,626)	(14,150)	(13,925)
Additional paid-in-capital	495,811	482,347	476,172	469,112	316,779
Retained earnings	26,875	22,365	87,753	98,040	114,119
Accumulated other comprehensive income	33,698	27,568	1,927	3,164	8,866

Controlling interest stockholders’ equity	866,135	605,533	640,443	646,180	494,128

Noncontrolling interests	93	33	288	202	101

Total stockholders’ equity	866,228	605,566	640,731	646,382	494,229

Total liabilities and stockholders’ equity	10,375,714	10,040,537	9,011,242	7,478,498	6,013,058

Note 1: Certain reclassifications have been made to prior period financial statements to place them on a basis comparable with the current period financial statements.
Note 2: All periods have been restated to reflect the adoption of FSP APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).”

PrivateBancorp, Inc.
Key Financial Data
Unaudited
(amounts in thousands except per share data)

1Q09	4Q08	3Q08	2Q08	1Q08
Selected Statement of Income Data:
Net interest income	$63,880	$59,147	$52,579	$42,728	$35,957
Net revenue (1)	$88,288	$71,707	$65,211	$53,147	$45,499
Income (loss) before taxes	$11,580	$(103,363)	$(12,965)	$(22,076)	$(15,592)
Net income (loss)	$4,841	$(62,779)	$(7,767)	$(13,681)	$(9,265)

Per Common Share Data:
Basic earnings per share	$0.15	$(1.98)	$(0.25)	$(0.49)	$(0.34)
Diluted earnings per share (2)	$0.14	$(1.98)	$(0.25)	$(0.49)	$(0.34)
Dividends	$0.010	$0.075	$0.075	$0.075	$0.075
Book value (period end) (3)	$16.96	$16.31	$17.34	$17.68	$16.01
Tangible book value (period end) (4)	$13.96	$13.28	$14.33	$14.63	$12.49
Market value (close)	$14.46	$32.46	$41.66	$30.38	$31.47
Book value multiple	0.85	x	1.99	x	2.40	x	1.72	x	1.97	x

Share Data:
Weighted Average Common Shares Outstanding	32,030	31,733	31,634	27,914	26,886
Diluted Average Common Shares Outstanding (2)	34,304	31,733	31,634	27,914	26,886
Common shares issued (at period end)	34,180	34,043	34,028	33,656	28,686
Common shares outstanding (at period end)	33,702	33,568	33,604	33,275	28,311

Performance Ratios:
Return on average assets	0.29%	-2.63%	-0.37%	-0.81%	-0.68%
Return on average common equity	3.48%	-45.11%	-5.40%	-11.13%	-8.99%
Fee revenue as a percent of total revenue (5)	26.29%	17.35%	17.99%	17.62%	17.64%
Non-interest income to average assets	0.95%	0.49%	0.57%	0.57%	0.63%
Non-interest expense to average assets	2.34%	2.31%	2.28%	3.07%	3.18%
Net overhead ratio (6)	1.39%	1.82%	1.71%	2.50%	2.55%
Efficiency ratio (7)	65.76%	76.57%	72.20%	96.35%	94.36%

Selected Financial Condition Data:
Client deposits (8)	$6,941,284	$6,020,646	$5,006,397	$4,390,998	$3,697,598
The Private Wealth Group assets under management	$3,164,158	$3,261,061	$3,354,212	$3,305,477	$3,314,461

Balance Sheet Ratios:
Loans to Deposits (period end)	108.53%	100.50%	99.88%	104.24%	102.42%
Average interest-earning assets to average interest-bearing liabilities	115.10%	112.30%	113.29%	112.34%	113.02%

Capital Ratios (period end):
Total equity to total assets	8.35%	6.03%	7.11%	8.64%	8.22%
Total risk-based capital ratio	12.63%	10.32%	12.08%	13.48%	11.56%
Tier-1 risk-based capital ratio	10.13%	7.24%	9.21%	10.84%	9.02%
Leverage ratio	9.79%	7.17%	9.29%	11.48%	9.15%
Tangible common equity to tangible assets (9)	4.58%	4.49%	5.40%	6.60%	5.98%

(1)	The sum of net interest income, on a tax equivalent basis, plus non-interest income. The tax equivalent adjustments for the first quarter 2008 through the first quarter 2009 were $1.0 million, $992,000, $918,000, $917,000 and $845,000, respectively.

(2)	For all the 2008 periods presented, diluted shares are equal to Basic shares due to the net loss. The calculation of diluted earnings per share results in anti-dilution for all quarters in 2008.

(3)	Book Value is total common capital divided by outstanding shares at end of period.

(4)	Tangible book value is total capital less goodwill and other intangibles divided by outstanding shares at end of period. This is a non-GAAP financial measure.

(5)	Represents non-interest income less securities gains as a percentage of the sum of net interest income and non-interest income less securities gains.

(6)	Non-interest expense less non-interest income divided by average total assets.

(7)	Non-interest expense divided by the sum of net interest income, on a tax equivalent basis, plus non-interest income. The tax equivalent adjustments for the first quarter 2008 through the first quarter 2009 were $1.0 million, $992,000, $918,000, $917,000 and $845,000, respectively.

(8)	Client deposits are equal to total deposits less brokered deposits plus client CDARSTM.

(9)	Tangible common equity to tangible assets are equal to common stockholders’ equity excluding goodwill and other intangible assets divided by assets excluding goodwill and other intangible assets. This is a non-GAAP financial measure.

All periods have been restated to reflect the adoption of FSP APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).”

PrivateBancorp, Inc.
Asset Quality
Unaudited
(dollars in thousands)

	1Q09	4Q08	3Q08	2Q08	1Q08
Credit Quality Key Ratios:
Net charge-offs to average loans	0.17%	5.49%	0.40%	0.42%	0.35%
Total non-performing loans to total loans	1.92%	1.64%	1.18%	0.91%	0.91%
Total non-performing assets to total assets	1.85%	1.55%	1.18%	0.98%	1.10%
Nonaccrual loans to:
total loans	1.92%	1.64%	1.18%	0.89%	0.91%
total assets	1.57%	1.31%	0.98%	0.77%	0.77%
Allowance for loan losses to:
total loans	1.50%	1.40%	1.37%	1.23%	1.21%
non-performing loans	78%	85%	116%	135%	133%
nonaccrual loans	78%	85%	116%	138%	133%

Non-performing assets:
Loans past due 90 days and accruing	$0	$0	$0	$1,180	$23
Nonaccrual loans	162,896	131,919	88,057	57,348	46,517
OREO	28,703	23,823	18,465	14,579	19,346

Total non-performing assets	$191,599	$155,742	$106,522	$73,107	$65,886

Allowance for Loan Losses Summary
Balance at beginning of period	$112,672	$102,223	$79,021	$61,974	$48,891
Provision	17,805	119,250	30,173	23,024	17,133
Loans charged off	(7,037)	(109,459)	(7,017)	(6,097)	(4,114)
Recoveries	3,571	658	46	120	64

Balance at end of period	$127,011	$112,672	$102,223	$79,021	$61,974

Net loan charge-offs (recoveries):
Commercial	$4,187	$11,010	$1,469	$1,109	$1,099
Commercial Real Estate	(250)	45,237	2,349	1,764	481
Construction	(1,242)	47,081	2,507	2,555	1,813
Residential Real Estate	(2)	2,385	46	426	118
Home Equity	9	1,781	50	34	333
Personal	764	1,307	550	89	206

Total net loan charge-offs	$3,466	$108,801	$6,971	$5,977	$4,050

Loans past due 30-89 days and still accruing by type:
Commercial	$23,953	$12,060	$5,867	$5,983	$40,740
Commercial Real Estate	55,881	9,113	18,473	8,282	47,265
Construction	7,196	9,166	19,113	7,062	35,738
Residential Real Estate	5,606	3,485	3,104	1,121	5,856
Personal and Home Equity	7,804	1,580	3,400	7,631	16,787

Total	$100,440	$35,404	$49,957	$30,079	$146,386

Loans past due 30-89 days and still accruing as a percent of total loan type:
Commercial	0.54%	0.30%	0.17%	0.22%	2.20%
Commercial Real Estate	2.38%	0.38%	0.77%	0.38%	2.40%
Construction	0.86%	1.12%	2.69%	1.00%	5.75%
Residential Real Estate	1.68%	1.06%	0.83%	0.35%	2.07%
Personal and Home Equity	1.39%	0.30%	0.69%	1.65%	4.05%

Total	1.18%	0.44%	0.67%	0.47%	2.85%

PrivateBancorp, Inc.
Asset Quality by Location  (1)
Unaudited
(dollars in thousands)
March 31, 2009

	Non performing	NPLs as % of	Other Real	Non performing	NPAs as % of Total
	Loans (2)	Total Loans (3)	Estate Owned	Assets (4)	Assets (5)
Chicago	$106,658	1.49%	$15,367	$122,025	1.39%
St. Louis	18,239	4.34%	9,772	28,011	4.49%
Michigan	37,999	4.76%	3,564	41,563	3.52%
Wisconsin	—	—	—	—	—

Consolidated non-performing assets	$162,896	1.92%	$28,703	$191,599	1.85%
December 31, 2008

	Non performing	NPLs as % of Total	Other Real	Non performing		NPAs as % of Total
	Loans (2)	Loans (3)	Estate Owned	Assets (4)		Assets (5)
Chicago	$61,812	0.96%	$5,925	$101,023	(6)	1.20	% (6)
St. Louis	19,734	4.71%	5,566	25,300		4.26%
Michigan	24,738	3.18%	4,681	29,419		2.70%
Georgia	25,635	9.00%	7,651	n/a	(6)	n/a	(6)
Wisconsin	—	—	—	—		—

Consolidated non-performing assets	$131,919	1.64%	$23,823	$155,742		1.55%

(1)	Location is defined by the chartered bank where the loan is held.

(2)	Non performing loans are defined as loans delinquent > 90 days and non accrual loans.

(3)	Non performing loans are presented as a percentage of each entities’ gross loans.

(4)	Non performing assets are non performing loans and other real estate owned.

(5)	Non performing assets are presented as a percentage of each entities’ total assets.

(6)	Due to the charter consolidation of the Georgia charter into Chicago during the fourth quarter 2008, non performing assets and non performing assets as a percentage of total assets under Chicago represent the total consolidated assets of Chicago and Georgia.

PrivateBancorp, Inc.
Loan Mix
Unaudited
(dollars in thousands)

	03/31/09	12/31/08	09/30/08	06/30/08	03/31/08
Commercial and Industrial	$3,531,439	$3,437,130	$2,957,507	$2,292,960	$1,410,442
Owner-Occupied CRE	872,656	538,688	499,964	451,455	437,587

Total Commercial Loans	4,404,095	3,975,818	3,457,471	2,744,415	1,848,029

Commercial Real Estate	1,825,805	1,980,271	2,049,047	1,838,301	1,728,783
Multi-family CRE	520,455	403,690	353,879	349,220	241,306

Total CRE Loans	2,346,260	2,383,961	2,402,926	2,187,521	1,970,089

Construction	837,952	815,150	711,606	705,503	621,634
Residential Real Estate	332,736	328,138	374,488	318,358	282,257
Home Equity	205,872	191,934	176,094	164,771	144,209
Personal (1)	356,726	341,806	318,552	296,458	269,848

Total Loans	$8,483,641	$8,036,807	$7,441,137	$6,417,026	$5,136,066

(1)      The personal loan category includes overdrafts.

PrivateBancorp, Inc.
Net Interest Margin
Unaudited
(dollars in thousands)

	Three Months Ended March 31,
	2009			2008 (1)
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate

Assets:
Fed funds sold and interest-bearing deposits	$94,525	$288	1.24%	$25,708	$246	3.80%
Securities:
Taxable	1,230,728	14,546	4.73%	345,183	4,286	4.97%
Tax exempt	166,966	2,698	6.46%	190,009	3,270	6.88%

Total securities	1,397,694	17,244	4.94%	535,192	7,556	5.65%

Loans:
Commercial, Construction & CRE	7,366,742	83,242	4.56%	3,923,148	65,801	6.73%
Residential	348,008	4,958	5.70%	283,827	4,313	6.08%
Private Client	499,042	4,744	3.86%	386,513	5,999	6.23%

Total Loans (2)	8,213,792	92,944	4.56%	4,593,488	76,113	6.65%

Total earning assets	$9,706,011	$110,476	4.58%	$5,154,388	$83,915	6.53%
Allowance for loan losses	(114,414)			(51,726)
Cash and due from banks	89,462			53,851
Other assets	390,347			265,537

Total average assets	$10,071,406			$5,422,050

Liabilities:
Interest-bearing demand deposits	$328,713	$399	0.49%	$152,094	$422	1.11%
Regular savings deposits	15,959	25	0.63%	14,071	59	1.68%
Money market accounts	2,954,309	6,539	0.90%	1,582,108	13,162	3.34%
Time deposits	1,604,369	10,549	2.67%	1,268,932	14,544	4.60%
Brokered deposits	2,120,080	16,335	3.12%	1,007,276	11,814	4.70%

Total interest-bearing deposits	7,023,430	33,847	1.95%	4,024,481	40,001	3.99%
Short term borrowings	792,174	2,988	1.51%	264,339	3,110	4.65%
Long term borrowings	617,408	8,915	5.78%	271,695	3,821	5.57%

Total interest-bearing liabilities	8,433,012	45,750	2.19%	4,560,515	46,932	4.12%

Non-interest bearing deposits	771,578			325,368
Other liabilities	79,892			76,026
Stockholders’ equity	786,924			460,141

Total average liabilities and stockholders’ equity	$10,071,406			$5,422,050

Tax equivalent net interest income (3)		$64,726			$36,983

Net interest spread (4)			2.39%			2.41%
Effect of non interest-bearing funds			0.29%			0.47%

Net interest margin (3) (5)			2.68%			2.88%

(1)	Prior period net interest margin computations were modified to conform with the current period presentation.

(2)	Non-accrual loans are included in the average balances and the average annualized interest foregone on these loans was approximately $6.6 million for the quarter ended March 31, 2009 compared to approximately $2.9 million in the prior year quarter.

(3)	Reconciliation of the effect after tax equivalent adjustment to reported net interest income:

	Three months Ended March 31,
	2009	2008

Net interest income	$63,880	$35,957
Tax equivalent adjustment	846	1,026

Net interest income, tax equivalent basis	$64,726	$36,983

(4)	Yield on average interest-earning assets less rate on average interest-bearing liabilities.

(5)	Net interest income, on a tax equivalent basis, divided by average interest-earning assets.